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                                                                  EXHIBIT 15.01


                             ARTHUR ANDERSEN LLP





                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Wabash National Corporation:


We have reviewed the condensed consolidated balance sheets of WABASH NATIONAL CORPORATION (a Delaware corporation) and subsidiaries as of June 30, 1998, and the related condensed consolidated statements of income for the three and six-month periods ended June 30, 1998 and 1997, and the condensed consolidated statements of cash flows for the six-month period ended June 30, 1998 and 1997. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Wabash National Corporation and subsidiaries as of December 31, 1997 (not presented herein) and, in our report dated January 19, 1998, we expressed an unqualified opinion on that statement. In our opinion, the information set forth in the condensed consolidated balance sheet of Wabash National Corporation and subsidiaries as of December 31, 1997 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                                        ARTHUR ANDERSEN LLP
                                                        ARTHUR ANDERSEN LLP


Indianapolis, Indiana,
July 17, 1998.